THE TAIWAN FUND, INC. REVIEW
April 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) increased by 17.92% in U.S. Dollar terms in April. Proprietary traders and foreign investors respectively net bought NT$1.92 billion and NT$103.74 billion, while local institutions net sold NT$4.34 billion. The rubber and glass sectors outperformed relative to the TAIEX, with an increase of 33.60% and 27.15% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the retail and tourism sectors underperformed relative to the TAIEX, but still with an increase respectively of 7.72% and 8.14% MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in March rose 0.11% year-over-year (“YoY”). The seasonally adjusted unemployment rate increased to 5.72% in March, 0.09% higher than the previous month. According to Customs’ records, Taiwan’s exports in March decreased by 35.7% YoY. However, they increased by 23.8% MoM to US$15.59 billion, higher for the fourth consecutive month. Export orders in March were down by 24.29% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 4.56% in March. An underweight position in the foundry sector contributed positively to the Fund’s performance, while an overweight position in the operator sector and IC Design sector and the Fund’s cash position (approximately 17.3% of assets) negatively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX rose 15% (in NT$ term) in April, outpacing the already significant performance of 14.3%(in NT$ terms) in March. Political events successfully took over the lead from the tech re-stocking theme to drive the TAIEX higher. Shortly after the Chiang-Chen Meeting on April 26, a surprising announcement of an acquisition of 12% of Far EasTone by China Mobile contributed to a bounce of 6.7% in one day, the best daily performance in decades. We note that 1Q09 earning results seemed to have become a secondary topic. Investors risk appetite was lifted by further improving cross-strait economic interaction and recovery hopes. We will focus on large-cap stocks with good 2Q09 outlook, including stocks with leading market position[s] (in China), brand names and exposure to industries in which China is not particularly strong at this point in time. In April, we completed the process of transferring assets from the Trust through which the Fund had previously invested in Taiwan, and we plan to reduce the Fund’s cash position gradually. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Fund Sector Allocation

	% of	% of
As of 4/30/09	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	1.0	3.6
Electronics Distribution	3.6	1.0
IC Design	11.8	4.2
PC & Peripherals	4.8	7.7
Optoelectronic	5.5	6.9
Other Electronic	6.5	6.3
Semiconductor Manufacturing	10.8	14.8
Telecommunications	15.8	9.5
Construction/Cement/Glass	5.0	3.4
Food	4.6	1.4
Plastics/Chemicals	4.6	8.3
Textiles	1.5	1.7
Electric Machinery/Appliance	—	1.3
Tourism/Paper/Biotech	0.6	1.1
Iron & Steel	3.1	3.2
Automobile/Rubber	2.7	1.8
Transportation	0.5	2.6
Wholesale & Retail	5.1	1.0
Miscellaneous (Footwear/Others)	—	1.8
Petroleum Services	2.8	4.9
Financial Services	9.7	13.3

Total	100.0	100.0
Cash	—	—

Technology	59.8	54.2
Non-Technology	30.5	32.5
Financial	9.7	13.3
Total Net Assets: US$220.64 Million
Top 10 Holdings of Total Fund Portfolio

As of 4/30/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	8.69

Hon Hai Precision Industry Co., Ltd.	6.49

MediaTek, Inc.	5.71

Chunghwa Telecom Co., Ltd.	5.22

HTC Corp.	3.64

Synnex Technology International Corp.	3.58

Au Optronics Corp.	3.40

President Chain Store Corp.	3.29

China Steel Corp.	3.05

Taiwan Mobile Co., Ltd.	3.02

Total	46.09
NAV: US$11.88 Price: US$12.04 Premium: 1.35%
No. of Shares: 18.57 Million
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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	13.36%	17.92%	17.92%
Fiscal Year to Date (c)	-23.00%	-18.86%	-18.32%
One Year	-40.11%	-38.15%	-34.76%
Three Years	-9.39%	-6.93%	-2.87%
Five years	1.08%	-0.32%	3.73%
Ten Years	-1.89%	-2.18%	N/A
Since Inception	7.92%	8.50%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Market Data

	As of 03/31/09	As of 04/30/09
TAIEX	5210.84	5992.57
% change in NTD terms	14.34	15.00
% change in USD terms	17.78	17.92
NTD Daily avg. trading volume (In Billions)	94.60	137.87
USD Daily avg. trading volume (In Billions)	2.79	4.17
NTD Market Capitalization (In Billions)	13277.50	15220.40
USD Market Capitalization (In Billions)	391.53	460.20
FX Rate: (NT$/US$)	33.9120	33.0735

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang
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